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                                                                   Exhibit 10.94

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               HENRY SCHEIN, INC.

                             HS ACQUISITION, INC.

                               ROANE-BARKER, INC.

                                       and

                               RALPH L. FALLS, JR.

                            Dated as of May 23, 1997
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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER dated as of May 23, 1997, among HENRY SCHEIN, INC., a Delaware corporation ("Parent"), HS ACQUISITION, INC., a South Carolina corporation and wholly-owned subsidiary of Parent ("Sub"), ROANE-BARKER, INC., a South Carolina corporation ("RBI"), and RALPH L. FALLS, JR.(the "Stockholder"), the sole stockholder of RBI.

            The Parent, the Sub, RBI and the Stockholder desire that Parent acquire RBI pursuant to the merger of Sub with and into RBI in accordance with the terms of this Agreement, and the South Carolina Business Corporation Act (the "SCBCA").

            Contemporaneously with the execution of this Agreement, the Parent and the Stockholder are executing an employment agreement, which provides for, among other things, the Stockholder being employed by RBI for a term of five years from and after the Effective Time, as that term is defined herein, and the issuance to the Stockholder, as compensation for such services, of options to purchase shares of Parent Common Stock, as hereinafter defined.

            For federal income tax purposes, it is intended that the Merger, as defined herein, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

            For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

            The parties hereto agree as follows:

                                    ARTICLE I

                      THE MERGER; THE SURVIVING CORPORATION

            Section 1.1 The Merger. In accordance with the provisions of this Agreement and the SCBCA at the Effective Time, as defined in Section 1.2 hereof, Sub shall be merged with and into RBI (the "Merger"), the separate existence of Sub shall thereupon cease, and RBI shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the SCBCA. The Merger shall have the effects set forth in the applicable sections of the SCBCA.

            Section 1.2 Effective Time of the Merger. The Merger shall become effective at the time of filing of or at such later time specified in, a properly executed Certificate of Merger, in the form required by and executed in accordance with the SCBCA, filed with the Secretary of State of the State of South Carolina, in accordance with the applicable provisions of the SCBCA. Such filing


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shall be made as soon as practicable after the Closing (as defined in Section
1.3). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

            Section 1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York, at 10:00 a.m., local time, on the fifth business day after the day on which all of the conditions set forth in Article VII are satisfied or waived or on such other date and at such other time and place as Parent and RBI shall agree (the "Closing Date").

            Section 1.4 Certificate of Incorporation. The Articles of Incorporation of RBI in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

            Section 1.5 By-Laws. The By-Laws of RBI as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

            Section 1.6  Directors and Officers of Surviving Corporation.

            (a) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

            (b) The officers of Sub at the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or ByLaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE II

                             CONVERSION OF SHARES

            Section 2.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

            (a) Each share of common stock, par value $10.00 per share, of RBI (the "RBI Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) hereof) shall be converted into the right to receive the sum of (x)
890.237 (the "Exchange Ratio") shares of the Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock"), and (y) 28.268 shares of Parent Common Stock, payable upon the surrender of the certificate formerly representing such share of RBI Common Stock; provided, however, that if the Closing Value, as defined in Section 2.3 hereof, is more than


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$30.8488, the Exchange Ratio shall be reduced to an amount (computed to the nearest tenthousandth) equal to (i) the Exchange Ratio multiplied by (ii) the quotient obtained by dividing $30.8488 by the Closing Value; and provided, further, that if the Closing Value is less than $22.8013, the Exchange Ratio shall be increased to an amount (computed to the nearest ten thousandth) equal to (i) the Exchange Ratio multiplied by (ii) the quotient obtained by dividing $22.8013 by the Closing Value.

      (b) All shares of RBI Common Stock that are held by RBI as treasury shares shall be canceled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

      (c) Each share of Common Stock, no par value, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time, shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $10.00 per share, of the Surviving Corporation.

            Section 2.2 Exchange of RBI Stock. Promptly after the Effective Time, the holders of RBI Common Stock shall present to the Parent for cancellation a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of RBI Common Stock (the "Certificates") that were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock, and the Parent shall thereupon deliver to such holder in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and (y) cash in lieu of any fractional shares of Parent Common Stock to which such Stockholder is entitled pursuant to Section 2.3, after giving effect to any required tax withholdings. The shares of Parent Common Stock shall be deemed to have been issued at the Effective Time.

            Section 2.3 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests shall not entitle the holder thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of RBI Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of such holder's Certificates will be entitled to receive, and Parent will promptly after the Effective Time make a cash payment (without interest) determined by multiplying (i) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of RBI Common Stock then held of record by such holder) and (ii) the average of the per share closing prices for Parent Common Stock on NASDAQ for the ten consecutive trading days immediately preceding the Closing (the "Closing Value").


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                                 ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF RBI AND THE STOCKHOLDER

            RBI and the Stockholder, jointly and severally, represent and warrant to Parent and Sub as follows:

            Section 3.1 Organization. RBI is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. RBI is duly qualified as a foreign corporation to do business, and is in good standing in the jurisdictions listed on Schedule 3.1 hereto and is not required to be so qualified and in good standing in any other jurisdiction where the character of its properties owned or held under lease or the nature of its activities would make such qualification necessary, except where the failure to so qualify would not have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business, assets, liabilities or properties of RBI, or the ability of RBI to consummate the Merger and the other transactions contemplated by this Agreement (a "RBI Material Adverse Effect").

            Section 3.2  Capitalization.

            (a) The authorized capital stock of RBI consists of 50,000 shares of RBI Common Stock. There are 670 shares of RBI Common Stock issued and outstanding, and the Stockholder is the sole record and beneficial holder of such shares. Such shares are owned by the Stockholder free and clear of any and all liens, claims or encumbrances of any nature whatsoever (whether absolute, accrued, contingent or otherwise) ("Liens"). All of the issued and outstanding shares of RBI Common Stock are validly issued, fully paid and nonassessable.
Schedule 3.2(a) hereto lists the individuals and entities, other than the Stockholder, who were at any time after April 1, 1977, holders of record or beneficially of (i) securities issued by RBI or (ii) Rights, as hereinafter defined.

            (b) (i) There is no outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, "Rights") to purchase or otherwise to receive from RBI any of the outstanding, authorized but unissued or treasury shares of the capital stock or any other security of RBI,
(ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock and (iii) there is no voting trust or other agreement or understanding to which RBI is a party or is bound with respect to the voting of the capital stock of RBI.

            Section 3.3 No RBI Subsidiaries; Affiliates. RBI has no Subsidiaries, as hereinafter defined, and has conducted the Business, as hereinafter defined, solely through RBI at all times since April 1977. Except as set forth on Schedule 3.3(a), all assets, properties and rights relating to the Business are held by, and all agreements, obligations and transactions relating to the Business have been entered into, incurred and conducted by, RBI rather than any of its Affiliates or any of the Stockholder's Affiliates. As used in this Agreement, (i) the term "Subsidiary" means, with respect


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to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or one or more of its Subsidiaries and (ii) the term "Business" means the business as conducted by RBI as of the date of this Agreement and as of the Closing Date (except to the extent that the reference to the "Business" herein speaks as of any other date) including without limitation, the distribution of medical and laboratory supplies and equipment to hospitals and the alternate care market, including without limitation, physicians, physician groups, home health care agencies, agricultural cooperatives, ambulatory surgery centers, ambulance companies, clinics, health departments, medical schools and nursing homes. Schedule 3.3(b) contains a complete and accurate list of all Affiliates of RBI. For purposes of this Agreement, the term "Affiliate" means, with respect to any party, an individual or entity controlled by, in control of, or under common control with, such party.

            Section 3.4 Authority Relative to this Agreement. RBI has the requisite corporate power and authority, and the Stockholder has the capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by RBI and the consummation by RBI of the transactions contemplated on its part hereby have been duly authorized by RBI's Board of Directors and the Stockholder, and no other corporate proceedings on the part of RBI are necessary to authorize this Agreement or for RBI to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by RBI and the Stockholder and constitutes the valid and binding agreement of RBI and the Stockholder, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

            Section 3.5 Certificate of Incorporation and By-laws. RBI has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and by-laws, as amended to date, of RBI. Such certificate of incorporation and by-laws are in full force and effect. RBI is not in violation of any of the provisions of its certificate of incorporation or by-laws.

            Section 3.6 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by RBI and the Stockholder, nor the consummation by RBI and the Stockholder of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provisions of the charter, by-laws or other organizational documents of RBI,
(ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), except in connection with or in order to comply with the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing and recordation of a Certificate of Merger as required by the SCBCA and certain municipal business licenses,(iii) result


                                        5
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in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of RBI pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation (each, a "Contract") to which RBI is a party or by which RBI or any of its properties or assets may be bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to RBI, or any of its properties or assets.

            Section 3.7 Financial Statements. RBI has delivered to the Parent
(a) the financial statements of RBI as of May 31, 1994, 1995 and 1996, and for each of the fiscal years then ended, in each case, accompanied by the audit opinion of KPMG Peat Marwick LLP, RBI's independent auditors (the "Year-End Financial Statements"), (b) the unaudited financial statements of RBI as of March 31, 1997 and for the ten months then ended (the "Interim Financial Statements," and together with the Year-End Financial Statements, the "Financial Statements"). The Year-End Financial Statements (including any related notes and schedules) have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied throughout the periods indicated. The Interim Financial Statements (including any related notes and schedules) were prepared in accordance with GAAP applied on a consistent basis, subject to year-end closing adjustments and the lack of full footnote presentations. The Financial Statements are set forth on Schedule 3.7 hereto and fairly present in all material respects the consolidated financial position of RBI as at the dates thereof and the results of operations and cash flows of RBI for the periods then ended. Since May 31,1995, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of RBI. With respect to each of the Financial Statements, there were no audit adjustments in excess of $25,000 proposed by KPMG Peat Marwick LLP which were not accepted by RBI and appropriately reflected thereon.

            Section 3.8 Absence of Certain Changes or Events; Contracts. Except as set forth on Schedule 3.8, since May 31, 1996, (i) RBI has not conducted its business and operations other than in the ordinary course of business and consistent with past practices, or taken any actions of a type prohibited by the provisions of Section 5.1 hereof and (ii) there has not been any fact, event, circumstance or change affecting or relating to RBI which has had or is reasonably likely to have a RBI Material Adverse Effect. Except as set forth on
Schedule 3.8, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to any party pursuant to the terms, conditions or provisions of any Contract to which RBI is a party.

            Section 3.9 Litigation. Except as set forth on Schedule 3.9, there is no suit, action, proceeding or investigation that relates to RBI pending or threatened against or affecting RBI, any of its Affiliates or the Stockholder. There is no judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against RBI, any of its Affiliates or the Stockholder that relates to RBI or the Business as conducted by RBI at any time.

            Section 3.10 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against on the Financial Statements (including the financial statement


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notes thereto) or which were incurred after March 31, in the ordinary course of business and consistent with past practice, RBI has no liabilities or obligations (whether absolute, accrued, contingent or otherwise) other than obligations (excluding obligations arising out of any default in the performance by any party to such Contracts) under Contracts entered into in the ordinary course of business and consistent with past practice and which are disclosed on
Schedule 3.32.

            Section 3.11 No Default. RBI is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter or by-laws, (ii) any order, writ, injunction, decree, of any Governmental Entity applicable to RBI, or (iii) any material statute, rule or regulation of any Governmental Entity applicable to RBI.

            Section 3.12 Taxes.

            (a) RBI has heretofore delivered or hereafter will make available to Parent true, correct and complete copies of the federal, state, local and foreign income, franchise sales and other Tax Returns, as hereinafter defined, filed by RBI for each of RBI's fiscal years ended May 31, 1992, 1993, 1994, 1995 and 1996; none of those Tax Returns has been the subject of an audit or examination by any tax authority or, to the knowledge of RBI or the Stockholder, has been noticed for such audit or examination. RBI has duly filed all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by it. RBI has not received written notice from a taxing authority in a jurisdiction where RBI does not file Tax Returns that RBI is or may be subject to taxation by that jurisdiction. All such Tax Returns are true, correct and complete in all material respects, and RBI has duly paid, all Taxes, as hereinafter defined, shown on such Tax Returns and has paid or made adequate provision for payment of all accrued but unpaid Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. All deficiencies assessed as a result of any examination of Tax Returns of RBI by federal, state, local or foreign tax authorities have been paid or reserved on the financial statements of RBI in accordance with GAAP consistently applied. RBI has not received written notice of any current audit or examination of any RBI Tax Return or tax liability and there are no proposed tax assessments, suits, actions, claims, investigations or inquiries by any tax authority with respect to RBI. RBI has heretofore delivered or will make available to Parent true, correct and complete copies of all written tax-sharing agreements and written descriptions of all such unwritten agreements or arrangements to which RBI is a party. No issue has been raised in any written communication to RBI during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any other period not so examined, could reasonably be expected to result in a proposed deficiency for any other period not so examined. RBI has not granted any extension or waiver of the statutory period of limitations applicable to any claim for any Taxes. (i) RBI is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (ii) no consent has been filed under Section 341(f) of the Code with respect to RBI; (iii) RBI has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; (iv) RBI has not issued or assumed any corporate acquisition indebtedness, as defined in Section 279(b) of the Code, (v) RBI has not been a party to any tax allocation or tax sharing agreement or a member


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of an affiliated group filing a consolidated federal income Tax Return or consolidated or combined state or local return and does not have any liability for the taxes of any person under Treas. Reg. ss. 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise; (vi) there has not been a change in a method of accounting within the meaning of Code section 481 by RBI since 1988; (vii) all items which could give rise to a substantial understatement of federal income tax (within the meaning of Code section 6662(d)) were adequately disclosed on RBI's Tax Returns in accordance with Code section 6662(d)(2)(B); (viii) RBI is not a party to a closing agreement or other agreement with a taxing authority that could affect its future liability for taxes; and (ix) RBI does not hold an evidence of indebtedness of a purchaser that is subject to the installment method of gain reporting under section 453 of the Code. RBI filed an election to be treated as an S corporation prior to January 1, 1987, and has been an S corporation for all taxable years since the effective date of such election, and has been an S corporation in every state or other jurisdiction where it has been subject to income taxation and S corporation treatment has been available. RBI has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

            (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies, duties, imposts or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, gains, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

            Section 3.13 Title to Properties; Encumbrances. RBI has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the balance sheet of RBI as of March 31, 1997 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since March 31,
1997). RBI's interests in such properties or assets are not subject to any Liens.

            Section 3.14 Intellectual Property.

            (a) RBI is the sole and exclusive owner of all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, registrations for and applications for registration of trademarks, service marks and copyrights, technology and know-how, rights in computer software and other proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing, used or held for use in connection with the Business (collectively, the "Intellectual Property"), free and clear of all Liens.


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            (b) All grants, registrations and applications for the Intellectual
Property that are used in the conduct of the Business (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no application or registration therefor is the subject of any legal or governmental proceeding before any registration authority in any jurisdiction.

            (c) RBI owns or has the right to use all of the Intellectual Property used by it or held for use by it in connection with the Business. RBI and the Stockholder have no notice that any third party is engaging in conduct which conflicts with or infringes in any way any Intellectual Property. The conduct of the Business as currently conducted does not conflict with or infringe in any way any proprietary right of any third party, and there is no claim, suit, action or proceeding pending or threatened against RBI (i) alleging any such conflict or infringement with any third party's proprietary rights, or
(ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

            Section 3.15 Compliance with Applicable Law. (i) RBI holds, and is in compliance in all material respects with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and proposed conduct of the Business ("RBI Permits"),
(ii) no fact exists or event has occurred, and no action or proceeding is pending or threatened, that has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other impairment of any RBI Permits, (iii) the Business is not being conducted in violation in any material respect of any applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity ("Applicable Law"), and (iv) (a) no investiga tion or review by any Governmental Entity with respect to RBI is pending or threatened and (b) no Governmental Entity has indicated to RBI or the Stockholder an intention to conduct the same.

            Section 3.16 Employee Benefit Plans; ERISA.

            (a) Schedule 3.16(a) contains a list of all "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, noncompetition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six years by RBI or any entity that would be deemed a "single employer" with RBI under Section 414(b), (c), (MBM Division), or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") on behalf of any employee, director, shareholder, or beneficiary of RBI (whether current, former, or retired) or their beneficiaries or (ii) with respect to which RBI or any ERISA Affiliate has or has had any obligation on behalf of any such employee, director, shareholder, or beneficiary (each a


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

"Plan" and, collectively, the "Plans"). With respect to each Plan, true and complete copies, if applicable, of the documents embodying or relating to the Plan, including, without limitation, each communication received by or furnished to RBI or any ERISA Affiliate from the Internal Revenue Service ("IRS"), the Pension Benefit Guaranty Corporation ("PBGC"), U.S. Department of Labor ("DOL"), or any other governmental authority including, without limitation, the most recent application for determination letter submitted to the IRS and the most recent determination letter received from the IRS, have been delivered to Parent.

            (b) Neither RBI, any ERISA Affiliate, nor any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to
Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation any, "multiemployer plan" (within the meaning of Sections
(3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA).

            (c) RBI, each ERISA Affiliate, each Plan, and each "plan sponsor" (within the meaning of Section 3(16) of ERISA) of each "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) has complied in all respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

            (d) With respect to each of the Plans on Schedule 3.16(a):

                  (i) each Plan intended to qualify under Section 401(a) of the Code has been qualified since its inception and has received a determination letter under Revenue Procedure 93-39 from the IRS to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur through the date of the Closing that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

                  (ii) all payments required by any Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by RBI as applicable, by full accruals as if all targets required by such Plan had been or will be met at maximum levels) on its financial statements;

                  (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or anticipated against the Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, RBI, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Plans;

                  (iv) the Plan complies and has been maintained and operated in accordance with its terms and applicable law, including, without limitation, ERISA and the Code;

                  (v) no "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction");

                  (vi) no Plan is or expected to be under audit or investigation by the IRS, DOL, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty;

                  (vii) each Plan intended to meet requirements for tax-favored treatment under any provision of the Code, including, without limitation, Sections 79, 105, 106, 117, 120, 125, 127, 129, 132, 162(m), 404, 404A, 419,
419A, or 501(c)(9) of the Code satisfies the applicable requirements under the Code; and

                  (viii) with respect to each Plan that is funded mostly or partially through an insurance policy, neither RBI nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

            (e) Except as set forth in the deferred compensation plan described in note 12 to the Year-End Financial Statements, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, shareholder, or beneficiary of RBI (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

            (f) Neither RBI nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

            (g) Neither RBI, any ERISA Affiliate, nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Plan.

            (h) No event, condition, or circumstance exists that could result in an increase of the benefits provided under any Plan or the expense of maintaining any Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing.

            (i) Neither RBI nor any ERISA Affiliate has any unfunded liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code.

            (j) No event, condition, or circumstance exists that would prevent the amendment or termination of any Plan.

            Section 3.17 Labor Matters; Employment Matters. (i) There are no controversies pending or threatened between RBI and any of its employees regarding RBI's compliance with applicable wage and hour, equal employment, safety and other similar legal requirements relating to its employees, (ii) RBI is not a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization and there is to RBI's and the Stockholder's knowledge no activity involving any employees of RBI seeking to certify a collective bargaining unit or engaging in any other organizational activity; and (iii) there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any group of employees of RBI. Each of the salespersons employed by RBI are listed on
Schedule 3.17(a) hereto and each such salesperson has executed and delivered to RBI a non-competition agreement in the form set forth on Schedule 3.17(b) hereto. Schedule 3.17(c) contains a list of the names, office locations, compensation and years of credited service for severance, vacation and pension plan purposes of all full- and part-time employees of RBI as at May 1, 1997. No executive employee of RBI has indicated to RBI that he or she is considering terminating his or her employment. RBI has complied in all material respects with applicable wage and hour, equal employment, safety and other legal requirements relating to its employees.

            Section 3.18 Environmental Laws and Regulations.

            (a) All references in this Section 3.18 to RBI shall include its predecessors, and any person or entity the liabilities of which, pursuant to applicable federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment ("Environmental Laws"), contractually, by common law, by operation of law or otherwise, RBI may have succeeded to.

            (b) Except as set forth on Schedule 3.18(b), all of the current and past operations of RBI and the real property formerly or presently owned, leased or otherwise used by RBI, including any operations at or from any real property presently or formerly owned, used, leased, occupied, managed or operated by RBI, (collectively, the "Real Property"), comply and have at all times complied in all material respects with all applicable Environmental Laws. RBI has not engaged in, authorized, allowed or suffered any operations or activities upon any of the Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, spilling, emission, dumping or disposal of any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants" or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law ("Hazardous Substances") at, on, under or from the Real Property, except in full compliance in all material respects with all applicable Environmental Laws.

            (c) Neither RBI's assets nor the Real Property contain any Hazardous Substances in, on, over, under or at it, in concentrations which would presently violate in any material respect any applicable Environmental Laws or would be reasonably likely to result in the imposition of liability or obligations on the present or former owner, manager, or operator of the Real Property under any applicable Environmental Laws, including any liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Real Property.

            (d) None of the Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state or locality. RBI has not received any notice, whether oral or written, from any governmental entity or third party of any actual or threatened claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring or defense of any matter relating to human health, safety or any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium (the "Environment") of whatever kind or nature by any party, entity or authority, (i) which have been incurred as a result of (x) the existence of Hazardous Substances in, on, under, at or emanating from any Real Property, (y) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by RBI or (z) the violation of any Environmental Laws or (ii) which arise under the Environmental Laws ("Environmental Liabilities") with respect to the Business as conducted by RBI at any time, RBI's assets or Real Property.

            (e) Except as set forth on Schedule 3.18(e), there are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances (other than small quantities of Hazardous Substances for use in the ordinary course of the business of RBI, which are stored and maintained in accordance and in full compliance with all applicable Environmental Laws) in, on, over, under or at any Real Property.

            (f) There are no conditions existing at any Real Property or with respect to the assets or the Business, that require, or which with the giving of notice or the passage of time or both will reasonably likely require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws.

            (g) RBI has all the permits, licenses, authorizations and approvals necessary for the conduct of the Business and for the operations on, in or at the Real Property (the "Environmental Permits"), which are required under applicable Environmental Laws. RBI is in full compliance with the terms and conditions of all such Environmental Permits, and no reason exists why Parent would not be capable of continued operation of the Business in full compliance with the Environmental Permits and the applicable Environmental Laws.

            (h) RBI has provided to Parent all environmental reports, assessments, audits, studies, investigations, data, Environmental Permits and other written environmental information in its custody, possession or control concerning RBI's assets, the Business as conducted by RBI at any time and the Real Property.

            (i) RBI has not contractually, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other person or entity.

            Section 3.19 Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon RBI or the Stockholder which has or could reasonably be expected to have (after giving effect to the consummation of the Merger) the effect of prohibiting or impairing the business practices of RBI as currently practiced, the acquisition of property by RBI or the conduct of the Business as currently conducted by RBI.

            Section 3.20 Accounting Matters. Neither RBI, any of its directors or officers nor the Stockholder, has taken any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

            Section 3.21 Affiliate Transactions. Except as set forth in Schedule 3.21, there are no Contracts or other transactions between RBI on the one hand, and any (i) officer or director of RBI or the Stockholder or (ii) Affiliate of any such officer, director or stockholder, on the other hand.

            Section 3.22 Brokers. Except for Lloyd & Company (a financial advisor to RBI whose fee for services rendered in connection with the Merger shall be as set forth in the Engagement Letter entered into by and between such financial advisor and RBI dated April 7, 1997), no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RBI.

            Section 3.23 Certain Tax Matters. Neither RBI, any of its directors or officers nor the Stockholder has taken any action which would be reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

            Section 3.24 Accounts Receivable. Schedule 3.24(a) hereto is a complete and accurate summary aging of all of the accounts and notes receivable of RBI set forth on the books and records of RBI as of April 30, 1997, and
Schedule 3.24(b) hereto is a complete and accurate aging of all such accounts and notes receivable, on a line item basis, with respect to the 50 largest accounts.

All such accounts and notes receivable of RBI: (i) represent sales actually made in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, (iii) are good and collectible in full within 90 days of the date they were created, in each case at the aggregate recorded amounts thereof (but reduced by (a) the reserve therefor reflected on the Interim Financial Statements and (b) recoveries since the date of the Interim Financial Statements of previously written-off accounts) without right of recourse, defense, deduction, return of goods, counterclaim or offset and (iv) have not been extended or rolled over in order to make them current.

            Section 3.25 Inventory. Except to the extent of the reserve therefor reflected on the Interim Financial Statements, plus 5% of such reserve, (i) all inventory of RBI is of merchantable quality and is usable and salable at normal profit margins for RBI and in accordance with RBI's historical sales practices in the ordinary course of the business of RBI; and (ii) such inventory does not include any items which are obsolete, damaged, excessive (i.e., more than a six-month supply), below standard quality or slow moving (i.e., items that are for discontinued or expected to be discontinued product lines, or items that have not been used or sold within 6 months prior to the date hereof).

            Section 3.26 Real and Personal Property. Schedule 3.26(a) contains a complete and correct list of all real property (including buildings and structures) owned or leased by RBI and all interests therein (including a brief description of the property, the record title holder, the location and the improvements thereon). RBI has delivered to Parent, to the extent available, current title reports on or owner's title policies to all owned real property. All such real property, buildings and struc tures, and the equipment therein, and the operations and maintenance thereof, comply with any applicable agreements and restrictive covenants and conform in all material respects to all applicable legal requirements including those relating to health and safety, land use and zoning, and all work required by law to be done by RBI or the Stockholder as landlord or tenant has been duly performed. No condemnation or other proceeding is pending or, to the knowledge of RBI or the Stockholder, threatened which would affect the use of any such property by RBI. Schedule 3.26(b) contains a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned or leased by RBI with a net book value of over $5,000 and all interests therein. RBI's buildings and other structures, equipment and other physical assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear; provided that no such representation is made with respect to RBI's building in Laurel, Maryland.

            Section 3.27 Insurance. Schedule 3.27 contains a complete and correct list of all policies of insurance of any kind or nature covering RBI, including, without limitation, policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such policies (i) are with insurance companies financially sound and reputable and are in full force and effect; (ii) are sufficient for compliance with all requirements of law and of all applicable RBI agreements; (iii) are valid, outstanding and enforceable policies; and (iv) provide adequate insurance coverage for the assets and operations of RBI for all risks normally insured against by persons carrying on the same business as RBI. Complete and correct copies of such policies have been fur nished to Parent. Since June 1, 1995, RBI has not been denied any insurance coverage which it has requested or made any material reduction in the scope or change in the nature of its insurance coverage. The products liability and personal injury insurance maintained by RBI has been on an "occurrence" basis since at least June 1, 1992.

            Section 3.28 Books and Records. The books and records of RBI are complete and correct in all material respects and have been maintained in accordance with good business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (notwithstanding the fact that RBI is not subject to that Section). The minute books of RBI contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors of RBI.

            Section 3.29 Illegal Payments. RBI and its officers and agents have not made any illegal payments to, or provided any illegal benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to RBI.

            Section 3.30 Officers and Directors; Bank Accounts, etc. Schedule
3.30 lists: (i) all officers, directors and fiduciaries of RBI; (ii) all bank accounts and safe deposit boxes maintained by RBI and all authorized signatories therefor, specifying their respective authority; and (iii) all credit cards under which employees of RBI may incur liability, and the persons holding such cards. No person or entity holds any general or special power of attorney from RBI.

            Section 3.31 Customers and Suppliers. (a) Schedule 3.31(a) hereto sets forth a list of RBI's 50 largest customers (including the addresses, phone numbers and names of contact persons at such customers) in order of dollar volume of sales for each of its last two fiscal years and for the period from the end of the last fiscal year through April 30, 1997, showing the approximate total sales in dollars by RBI to each such customer each such period.

                  (b) Schedule 3.31(b) hereto sets forth a list of the 25 largest suppliers of RBI in order of dollar volume of purchases for each of its last two fiscal years and for the period from the end of the last fiscal year through April 30, 1997, showing the approximate total purchases in dollars by RBI from each such supplier during each such period.

                  (c) Except as set forth on Schedule 3.31(c), RBI is not engaged in any disputes with customers or suppliers except for minor returns, bill adjustments and similar disputes in the ordinary course of business not exceeding $2,000 with respect to any single return, bill adjustment or similar dispute and which individually or in the aggregate do not result in a RBI Material Adverse Effect, and there has not been any adverse change, and there are no facts known to RBI or the Stockholder which may reasonably be expected to indicate that (and with respect to the transactions contemplated by this Agreement, to the best knowledge of RBI and the Stockholder that) any adverse change may occur, in the business relationship of RBI with any customer or supplier named on Schedule 3.31(a) or Schedule 3.31(b). To the best knowledge of RBI and the Stockholder, none of the customers or suppliers named on Schedule 3.31(a) or Schedule 3.31(b) is considering termination, non-renewal or any adverse modification of its arrangements with RBI, and the transactions contemplated by this Agreement will not, to the best knowledge of RBI and the Stockholder, have any adverse effect on RBI's relationship with any of such suppliers or customers.

                  (d) Schedule 3.31(d) hereto sets forth a complete and accurate summary aging of all accounts payable over $500 of RBI as of April 30, 1997.

            Section 3.32 Contracts and Commitments. (a) The contracts listed on
Schedule 3.32 hereto are all of the Contracts, written or oral, to which RBI is a party or as to which it or its properties are bound or which otherwise relate to the Business (excluding any Contract that involves a commitment by RBI of less than $5,000 over the next 12 months and less than $25,000 over the balance of the term of such Contract).

            (b) RBI is not in breach or default, nor is there any basis for any valid claim of breach or default by RBI, under any Contract. Except as set forth on Schedule 3.32, all Contracts are valid and in full force and effect, and consummation of the transactions contemplated by this Agreement will not cause any Contract to cease to be valid and in full force and effect. Accurate and complete copies of all Contracts, including all amendments thereto, have been heretofore delivered to Parent.

            Section 3.33 Disclosure. No representation or warranty by RBI and the Stockholder in this Agreement contains an untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein not misleading. Neither RBI nor the Stockholder is aware of any matter that could reasonably be expected to have a RBI Material Adverse Effect that has not been disclosed in writing to Parent.

            Section 3.34  Stockholder's Investment Intent.

            (a) The Stockholder is acquiring shares of Parent Common Stock pursuant hereto for the Stockholder's own account for investment and not with a view to the resale or distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act");

            (b)) The Stockholder understands that the shares of Parent Common Stock to be received by him hereunder have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available;

            (c) The Stockholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the shares of Parent Common Stock to be received by him hereunder; and

            (d) Parent has made available to the Stockholder at a reasonable time prior to the execution of this Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and to obtain any additional information concerning Parent which Parent possesses or can acquire without unreasonable effort or expense.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                Parent represents and warrants to RBI as follows:

            Section 4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

            Section 4.2 Capitalization. The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock. As of May 13, 1997, (i) 23,324,084 shares of Parent Common Stock were issued and outstanding and (ii) options to acquire 1,089,077 shares of Parent Common Stock (the "Parent Stock Options") are outstanding. The shares of Parent Common Stock issuable in exchange for shares of RBI Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. The shares of Parent Common issuable upon exercise of certain options granted to RBI Executives, as hereinafter defined in Section 7.2(e), in connection with the Merger have been duly authorized, and when issued against the payment therefor, will be validly issued, fully paid, nonassessable and free from pre-emptive rights. The authorized capital stock of Sub consists of 2,000 shares of Sub Common Stock, of which 100 shares, as of the date hereof, were issued and outstanding. All of such outstanding shares are owned directly by Parent, and are validly issued, fully paid and nonassessable.

            Section 4.3 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the transactions contemplated on its part hereby have been duly authorized by their respective Boards of Directors, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or for Parent and Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

            Section 4.4 Consents and Approvals; No Violations. Neither the execution, delivery and performance of this Agreement by Parent or Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of Parent or of Sub, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity except in connection with or in order to comply with the applicable provisions of the HSR Act, the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws, the By-Laws of the National Association of Securities Dealers (the "NASD"), and the filing and recordation of a Certificate of Merger as required by the SCBCA, or (iii) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent, Sub or any of their properties or assets.

            Section 4.5 Reports and Financial Statements. Parent has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act or the Securities Act since November 3, 1995 (collectively, the "Parent SEC Reports"), and has previously made available to RBI true and complete copies of all such Parent SEC Reports. Such Parent SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements of Parent (including any related notes and schedules) included (incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 28, 1996, and the unaudited consolidated financial statements of Parent (including any related notes and schedules) included (incorporated by reference) in any Form 10-Q's filed by Parent subsequent to the filing of such Form 10-K, (a) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) subject, in the case of the unaudited consolidated financial statements, to year-end closing adjustments and the lack of full footnote presentations and except that the presentation and disclosures in such statements conform with the applicable rules of the Exchange Act but include all adjustments necessary to conform to GAAP requirements with respect to interim financial statements, and (b) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended.

            Section 4.6 Brokers. No broker, finder or financial advisor is entitled to any brokerage finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

            Section 4.7 Certain Tax Matters. Neither Parent, Sub nor any of their officers or directors has taken any action which would be reasonably likely to cause the Merger to be treated other than as a tax-free reorganization under Section 368(a) of the Code.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

            Section 5.1 Conduct of Business by RBI Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement:

            (a) RBI shall conduct its business only in the ordinary and usual course consistent with past practice, and RBI shall use its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it;

            (b) RBI shall not (i) amend its charter or bylaws, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (except for dividends consistent with RBI's past practice, provided, however, that such dividend would not prevent the accounting for the Merger as a pooling of interests for financial reporting purposes), or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock;

            (c) RBI shall not (i) authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire or convertible into any shares of, its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise),
(ii) merge or consolidate with another entity, (iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice,
(iv) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past practice, (v) incur, assume or prepay any indebtedness or any other liabilities other than in the ordinary course of business and consistent with past practice, (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (vii) make any loans, advances or capital contributions to, or investments in, any other person, (viii) authorize or make capital expenditures in excess of the amounts currently budgeted therefor, (ix) permit any insurance policy naming RBI as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business, or (x) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (d) RBI shall not (i) adopt, enter into, terminate or amend (except as may be required by Applicable Law) any Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in salaried compensation in the ordinary course of business consistent with past practice), or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Plan;

            (e) RBI shall not take any action with respect to, or make any change in, its accounting or tax policies or procedures, except as required by law or to comply with GAAP;

            (f) RBI shall not (i) take or allow to be taken any action which would jeopardize the treatment of Parent's acquisition of RBI as a pooling of interests for accounting purposes; or (ii) take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

            Section 5.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Time, unless RBI shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement, neither Parent nor Sub shall take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

            Section 5.3 Certain Assets. Notwithstanding anything to the contrary contained in Section 5.1 hereof, (a) the Stockholder may, at his election, at any time prior to the Effective Time, cause RBI to transfer, convey and assign to him as a dividend in kind in respect of the RBI Common Stock owned by him the stock of ABCO Dealers, Inc. and (b) as soon as practicable after the Effective Time, RBI shall sell to the Stockholder the real estate described on Schedule
5.3 hereto (the "Raleigh Property") for a purchase price of $320,000; provided, however, that such dividend and sale would not, in the reasonable judgment of Parent, after consultation with its advisors, adversely affect the qualification of the Merger as a pooling of interests for financial reporting purposes, or adversely affect the treatment of the Merger as a reorganization, for federal income tax purposes, within the meaning of Section 368(a) of the Code; and provided further, that at or prior to such sale of the Raleigh Property, RBI and the Stockholder shall have entered into a lease with respect thereto substantially in the form of the Greenville, South Carolina lease, as amended substantially in accordance with Exhibit 7.2(j) hereto. In the event that any of the transactions set forth above shall adversely affect the qualification of the Merger as a pooling of interests or as a reorganization within the meaning of
Section 368(a) of the Code, then the parties hereto shall endeavor in good faith to modify the terms and conditions of such transactions in each case so that the transactions will not adversely affect the Merger as a pooling of interests for financial reporting purposes or as a reorganization within the meaning of
Section 368(a) of the Code.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            Section 6.1 Access and Information. Each of RBI and Parent shall (and shall cause its officers, directors, employees, auditors and agents to) afford to the other and to the other's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents) and its properties, plants and personnel and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger; and provided further, however, that Parent shall not be afforded access to RBI's non-executive personnel, customers or suppliers. Unless otherwise required by law, each party agrees that it (and its representatives) shall hold in confidence all non-public information so acquired.

            Section 6.2 No Solicitation. Prior to the Effective Time, RBI agrees that neither it, any of its Affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing will, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving RBI or the acquisition of all or any significant assets or capital stock of RBI taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise engage in discussions with any person (other than Parent and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. RBI agrees that as of the date hereof, it, its Affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. RBI agrees to promptly advise Parent in writing of any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any such negotiations or discussions sought to be initiated or continued with, any of its Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Parent and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Parent's request, the status thereof, as well as any actions taken or other developments pursuant to this Section 6.2.

            Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the management by RBI of its cash to assure that at the Effective Time RBI will have cash on hand sufficient to satisfy the condition set forth in Section 7.2(f) hereof, and the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings. Without limiting the generality of the foregoing, as promptly as practicable, RBI, Parent and Sub shall make all filings and submissions under the

HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. RBI will furnish to Parent and Sub, and Parent and Sub will furnish to RBI, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Notwithstanding anything to the contrary contained in this Agreement, in order to assure, with respect to its securities portfolio, the satisfaction of the condition set forth in Section 7.2(f) hereof, RBI shall refrain from engaging in any securities trading activities at all times prior to the Effective Time.

            Section 6.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement (including the Exhibits hereto) and the transactions contemplated hereby (and thereby) shall be paid by the party incurring such expenses (except that the filing fee in connection with Parent's and Sub's filings under the HSR Act will be paid by Parent and the filing fee in connection with the Stockholder's filing under the HSR Act will be paid by RBI).

            Section 6.5 Public Announcements. RBI and the Stockholder agree that it and he will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law and (ii) the party making such disclosure has first used its reasonable best efforts to consult with (but not obtain the consent of) the Parent about the form and substance of such disclosure.

            Section 6.6 Supplemental Disclosure. RBI shall give prompt notice to Parent, and Parent shall give prompt notice to RBI, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of RBI or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.6 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

            Section 6.7 Filing of RBI's Income Tax Returns. The Stockholder shall cause KPMG Peat Marwick, LLP to prepare the federal and state income tax returns required to be filed by RBI for its taxable year ended May 31, 1997, and its taxable year beginning June 1, 1997 and ending on the Closing Date (individually, a "RBI Return" and collectively the "RBI Returns"). Each RBI Return shall be prepared using accounting methods and other practices that are consistent with those used by RBI in its prior returns. All reasonable fees and expenses of KPMG Peat Marwick, LLP in preparing the RBI Returns shall be paid by RBI. Parent agrees to make available to KPMG Peat Marwick, LLP all books and records of RBI needed for the preparation of the RBI Returns. The Stockholder shall cause KPMG Peat Marwick, LLP to deliver a draft of each RBI Return to Parent not less than sixty (60) days before the due date for filing such returns (taking applicable extensions into account), and Parent shall provide to KPMG Peat Marwick, LLP its comments on and any proposed changes to the draft of each RBI Return not later than forty-five (45) days before such due date. If any aspect of any RBI Return remains in dispute within thirty (30) days before the due date for filing such return, the matters in dispute shall be submitted to an independent accounting firm (the "Independent Firm") selected by KPMG Peat Marwick, LLP and BDO Seidman, LLP for resolution. The decision of the Independent Firm concerning any disputed item shall be final and binding on the parties, and the fees and expenses of the Independent Firm shall be paid one-half by the Stockholder and one-half by Parent. After each RBI Return has been prepared, reviewed and approved (and any disputes concerning any items on such return have been resolved by the Independent Firm, if necessary), Parent will cause the appropriate officers of RBI then serving to sign and file the applicable RBI Return with the applicable taxing authority. After the Closing Date, RBI will not amend in any material respect, or consent to any material adjustment to, any RBI Return (or any other federal or state income tax return for any taxable year ended on or before the Closing Date) in a manner that would increase the tax liability of the Stockholder without the Stockholder's written consent, which shall not be unreasonably withheld.

            Section 6.8 Listing of Parent Common Stock. If required pursuant to law or the by-laws of the NASD, Parent shall use its best efforts to cause the Parent Common Stock to be issued pursuant to the Merger to be approved for listing on the Nasdaq Stock Market, subject only to official notice of issuance by Parent.

            Section 6.9 Refund of Required Payment. Within 60 business days after the Closing, RBI will file a Form 8752 with the Internal Revenue Service to claim a refund of the net amount of the "required payments" made by RBI prior to the Closing pursuant to Section 7519 of the Code. RBI will pay such refund to the Stockholder promptly upon RBI's receipt of the refund from the Internal Revenue Service. RBI shall not be required to pay to the Stockholder any portion of such refund attributable to "required payments" made by RBI after the Closing pursuant to Section 7519 of the Code. Notwithstanding the foregoing, in the event that any payment by RBI to the Stockholder of such refund shall adversely affect the qualification of the Merger as a pooling of interests, then the parties hereto shall endeavor in good faith to modify the obligations of RBI in this Section 6.9 so that any payments made by RBI to the Stockholder pursuant hereto will not adversely affect the Merger as a pooling of interests for financial reporting purposes.

            Section 6.10 Greenville Mortgage. Promptly after the execution and delivery of this Agreement, the Stockholder shall use commercially reasonable efforts to obtain on or prior to the Effective Time the release and termination of the guarantee and any related security agreements of RBI in favor of the mortgagee of RBI's Greenville, S.C. facility (the "Greenville Mortgage Guarantee"). Without limiting the generality of the foregoing, the Stockholder shall offer the Stockholder's personal guarantee in the place and stead of RBI's guarantee and/or provide collateral security therefor.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

            Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) HSR Approval. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

            (b) No Order. No Governmental Entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

            Section 7.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

            (a) Representations and Warranties. (i) The representations and warranties of RBI and the Stockholder set forth in this Agreement shall be true and correct in all material respects, as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and Parent shall have received a certificate signed by the Stockholder and, on behalf of RBI, by the chief executive officer or the chief financial officer of RBI, to such effect.

            (b) Performance of Obligations of RBI and the Stockholder. Each of RBI and the Stockholder shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed by the Stockholder and, on behalf of RBI, by the chief executive officer or the chief financial officer of RBI, to such effect.

            (c) Letters of Resignation. Parent and Sub shall have received letters of resignation addressed to RBI from the members of RBI's board of directors and the Stockholder in any capacity as an officer of RBI, which resignations shall be effective as of the Effective Time.

            (d) Pooling Letter. Parent shall have received from BDO Seidman, LLP a letter, dated the Closing Date and addressed to Parent, to the effect that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes in accordance with GAAP, and Parent shall have received from RBI, with the consent of KPMG Peat Marwick LLP, a copy of a letter, dated the Closing Date, of such firm addressed to RBI to the effect that, based upon inquiries and their examination of the financial statements of RBI, they are not aware of any conditions relating to RBI that would preclude the use of pooling of interests treatment for financial reporting purposes in accordance with GAAP in connection with the Merger.

            (e) Employment Agreements. Each of Messrs. Bradford C. Connett and John E. Cook, III (the "RBI Executives") shall have entered into Employment Agreements with RBI substantially in the form of Exhibit 7.2(e) hereto.

            (f) Certain Liquid Assets. RBI shall have cash on hand of not less than $3.3 million before payment of expenses incurred by RBI in the Merger (not to exceed $300,000) and, in addition, shall have no unrealized losses in its securities portfolio.

            (g) Environmental Due Diligence. Parent shall have completed a Phase I environmental site and compliance assessment and determined that the results of such review do not reflect a breach of Section 3.18 hereof.

            (h) Counsel Opinion. Parent shall have received from RBI's counsel, King & Spalding, an opinion in form and substance reasonably satisfactory to Parent.

            (i) Greenville Mortgage. Parent shall have received evidence satisfactory to Parent of the termination of the Greenville Mortgage Guarantee or the written undertaking of Robark Properties, a South Carolina limited partnership, not to incur any indebtedness that is covered by the Greenville Mortgage Guarantee or that is secured by RBI's Greenville Facility, which indebtedness is in excess of the outstanding balance of such indebtedness as of the date of this Agreement and as subsequently reduced.

            (j) Greenville, S.C. Lease Amendments. RBI, as lessee, and Robark Properties, a South Carolina limited partnership, as lessor, under the lease relating to that certain property located at Congaree Road, Greenville, South Carolina 29607 dated September 26, 1980, as amended, shall have executed and delivered a further amendment to such lease substantially in accordance with the terms set forth on Exhibit 7.2(j) hereto.

            (k) Dewey (D.C.) Slatton. Parent shall have received evidence reasonably satisfactory to Parent of the termination of all rights that Dewey (D.C.) Slatton may have to receive any shares of RBI Common Stock pursuant to his employment agreement dated June 1, 1964 with RBI or any other written or verbal arrangement with RBI.

            (l) 1995 Deferred Compensation Plan. The Roane-Barker, Inc. Deferred Compensation Plan for Key Managers, effective August 1, 1995 and including only John E. Cook,

III and Bradford C. Connett as "Participants" thereunder (the "Deferred Compensation Plan"), shall have been amended to provide for the payments to such Participants as set forth in Sections 5(b) and 7 of their form of employment agreements to be entered into with RBI attached hereto as Exhibit 7.2(e) in lieu of any benefits payable to them under the Deferred Compensation Plan.

            Section 7.3 Conditions to Obligation of RBI to Effect the Merger. The obligation of RBI to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

            (a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects, as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and RBI shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent, to such effect.

            (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects, all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and RBI shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent, to such effect.

            (c) Counsel Opinion. RBI and the Stockholder shall have received from Parent and Sub's counsel, Proskauer Rose Goetz & Mendelsohn LLP, an opinion in form and substance reasonably satisfactory to RBI and the Stockholder.

            (d) Executive Agreements. Mr. Bradford C. Connett and Mr. John E. Cook, III shall each have been offered by Parent the opportunity to enter into an employment agreement with RBI substantially in the form of Exhibit 7.2(e) hereto.

            (e) Employment Agreement. Stockholder shall have executed and delivered an Employment Agreement with Parent substantially in the form of
Exhibit 7.3(e) hereto.

            (f) Registration Rights. Parent and the Stockholder shall have entered into a Registration Rights Agreement in form and substance reasonably satisfactory to Parent and the Stockholder providing for, among other things,
(i) the Stockholder's right to request in writing commencing immediately upon expiration of the holding period required with respect to the shares of Parent Common Stock to be received by him in the Merger in order for the Merger to qualify as a pooling of interests for financial reporting purposes and ending nine months after the Effective Time, that Parent effect one registration on Form S-3 of a number of such shares of Parent Common Stock as designated by the Stockholder not to exceed the number of shares received by him in the Merger,
(ii) that the Parent shall use its reasonable best efforts to keep such registration statement effective for a period of 90 days and shall contain customary provisions for indemnification and "market stand-off" and (iii) that no "piggyback" registration rights shall be included in such Registration Rights Agreement.

                                  ARTICLE VIII

                                   TERMINATION

            Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the
Stockholder:

            (a) by mutual consent of Parent and RBI;

            (b) by either Parent or RBI, if the Merger shall not have been consummated before June 30, 1997 (unless, in the case of any such termination pursuant to this Section 8.1(b), the failure to so consummate the Merger by such date shall have been caused by the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

            (c) by Parent, if (i) there has been a breach in any material respect of any representations or warranties of RBI or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of RBI, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to RBI;

            (d) by RBI, if (i) there has been a breach in any material respect of any representations or warranties of Parent or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by RBI to Parent; and

            (e) by either Parent or RBI if the average of the per share closing prices for Parent Common Stock on NASDAQ for any ten consecutive trading days occurring after the date of this Agreement is less than $20.00.

            Section 8.2 Effect of TerminaIn the event of termination of this Agreement pursuant to this Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in Section 6.1 and Section 6.4 hereof, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE IX

                                 INDEMNIFICATION

            Section 9.1 Survival of Representations and Warranties. All representations and warranties contained in Articles III and IV of this Agreement shall survive the Closing until the first anniversary of the Closing Date.

            Section 9.2 Indemnification by Stockholder. From and after the Closing, the Stockholder shall indemnify and save Parent, Sub and their respective Affiliates, directors, officers, employees, agents and representatives and all of their successors and assigns (collectively "Parent Claimants" and individually "Parent Claimant") harmless from and defend each of them from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including any reasonable attorneys' fees) (collectively, "Parent Losses") imposed upon or incurred by the Parent Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of the Stockholder or RBI contained herein or (b) any breach of any covenant or obligation of the Stockholder or RBI contained herein. Without limiting the generality of the foregoing and subject to the Stockholder Maximum Indemnity (as hereinafter defined), the Stockholder shall pay any Parent Claimant asserting any claim (a "Parent Claim") for indemnification hereunder, an amount sufficient to put the Parent Claimant in the same position it would have been in had such representation or warranty been accurate or had such covenant or obligation not been breached, as the case may be, net of any tax benefit received by the Parent Claimant due to such Parent Losses.

            Section 9.3 Indemnification by Parent. From and after the Closing, Parent shall indemnify and save Stockholder and each of his Affiliates, heirs, executors, successors and assigns (collectively, the "Stockholder Claimants" and individually, a "Stockholder Claimant") harmless from and defend each of them from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses (including any reasonable attorneys' fees) (collectively, "Stockholder Losses") imposed upon or incurred by the Stockholder Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of the Parent or Sub contained herein or (b) any breach of any covenant or obligation of the Parent or Sub contained herein. Without limiting the generality of the foregoing and subject to the Parent Maximum Indemnity (as hereinafter defined), the Parent shall pay any Stockholder Claimant asserting any claim (a "Stockholder Claim") for indemnification hereunder, an amount sufficient to put the Stockholder Claimant in the same position it would have been in had such representation or warranty been accurate or had such covenant or obligation not been breached, as the case may be, net of any tax benefit received by the Stockholder Claimant due to such Stockholder Losses.

            Section 9.4 Limitations on Indemnification.

            (a) The Parent Claimants will not be entitled to seek indemnification under Section 9.2 for Parent Losses unless and until the aggregate of all Parent Losses incurred by the Parent Claimants exceeds $166,250 (the "Stockholder Basket Amount"). In the event that the aggregate of all Parent Losses exceeds the Stockholder Basket Amount, the Parent Claimants will only be entitled to seek indemnification in respect of Parent Losses in excess of the Stockholder Basket Amount, but in no event will the Stockholder's obligations for Parent Losses be greater than $16,625,000 (the "Stockholder Maximum Indemnity"); provided, however, that the Stockholder Basket Amount and the Stockholder Maximum Indemnity shall not apply with respect to Parent Losses arising under (i) Section 9.2(a) with respect to any breach or inaccuracy of any representation or warranty made by RBI or the Stockholder in Sections 3.1, 3.2, 3.3, 3.4, 3.5 or 3.6, hereof or (ii) Section 9.5(c) hereof. Notwithstanding any other provision herein, the Stockholder Claimants shall not in any event indemnify a Parent Claimant for any claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages relating to any breach or inaccuracy of clause (iii) of the representation and warranty made by RBI and the Stockholder in Section 3.24 hereof ("Accounts Receivable") occurring solely as a result of RBI failing to collect after the Effective Time an account or note receivable within 90 days after the date it was created, provided that such failure to collect was due solely to RBI's failure to use its reasonably diligent efforts to collect such account or note receivable on terms and in the manner consistent with RBI's past practice.

            (b) The Stockholder Claimants will not be entitled to seek indemnification under Section 9.3 for Stockholder Losses unless and until the aggregate amount of all Stockholder Losses incurred by the Stockholder Claimants exceeds $166,250 (the "Parent Basket Amount"). In the event that the aggregate of all Stockholders Losses exceeds the Parent Basket Amount, the Stockholder Claimants will only be entitled to seek indemnification in respect of Stockholder Losses in excess of the Parent Basket Amount, but in no event will Parent's obligation for Stockholder Losses be greater than $16,625,000 (the "Parent Maximum Indemnity"); provided, however, that the Parent Basket Amount and the Parent Maximum Indemnity shall not apply with respect to Stockholder Losses arising under (i) Section 9.3(a) with respect to any breach or inaccuracy of any representation or warranty made by Parent and Sub in Sections 4.1, 4.2,
4.3 or 4.4 hereof or (ii) Section 9.5(c) hereof.

            Section 9.5 Indemnification Procedures.

            (a) The rights and obligations of each party asserting a claim for indemnification hereunder ("Indemnitee") from the other party ("Indemnitor") shall be governed by the following rules:

                  (i) The Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which the Indemnitee determines will give rise to a claim by it against the Indemnitor based on the indemnity agreement contained herein, stating the nature and basis of said claims and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent such failure materially prejudices the Indemnitor's ability successfully to defend the matter giving rise to the indemnification claim. Notwithstanding the foregoing, the Indemnitee shall not be entitled to indemnification hereunder unless it shall have given written notice to the Indemnitor, setting forth its claim for indemnification within the earlier of (x) one year after the Closing Date and (y) with respect to those matters for which claims for indemnification must be asserted not later than the date that the first combined annual audited financial statements of Parent and RBI are issued (the "Financial Statements Date") in order to account for the Merger as a pooling of interests, the Financial Statements Date (the earlier of (x) and (y), the "Indemnification Termination Date").

                  (ii) In the event any action, suit or proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity agreement contained herein, then upon the written acknowledgment by the Indemnitor within thirty days of the bringing of such action, suit or proceeding that it is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that the claim is one with respect to which the Indemnitor is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with any such claim, the action, suit or proceeding (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) may be defended by the Indemnitor. However, in the event the Indemnitor shall not offer reasonable assurances as to its financial capacity to satisfy any final judgment or settlement, the Indemnitee may assume the defense and dispose of the claim, after 30 days' prior written notice to the Indemnitor. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless (a) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding or (b) the Indemnitee shall have reasonably concluded and specifically notified the Indemnitor that there may be specific defenses available to it which are different from or additional to those available to the Indemnitor, or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreement contained herein.

                  (iii) In addition, in any event specified in clause (b) of the second sentence of subparagraph (ii) above, the Indemnitor, to the extent made necessary by such different or additional defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnitee. If the Indemnitor and Indemnitee cannot agree on a mechanism to separate the defense of matters extending beyond the scope of indemnification, such matters shall be defended on the basis of joint consultation.

                  (iv) The Indemnitee shall be kept fully informed by the Indemnitor of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel. The Indemnitor shall, at the Indemnitor's expense, make available to the Indemnitee and its attorneys and accountants all books and records of the Indemnitor relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

            (b) The Indemnitor shall make no settlement of any claims which the Indemnitor has undertaken to defend, without the Indemnitee's consent, unless the Indemnitor fully indemnifies the Indemnitee for all losses, there is no finding or admission of violation of law by, or effect on any other claims that may be made against, the Indemnitee, and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee.

            (c) Within ten business days of the final determination of the merits and amount of any claim for indemnification hereunder, the Indemnitor shall deliver to the Indemnitee an amount of cash in immediately available funds, or at the sole option of the Indemnitor, an amount of Parent Common Stock, valued as of the Closing Date, in either case, in an amount sufficient to satisfy and discharge in full such claim as determined under this Agreement.

            (d) Arbitration. Any dispute, disagreement or controversy arising under, related to or in connection with an indemnification claim brought pursuant to this Agreement and not resolved by the Indemnification Termination Date shall promptly be submitted to the Garden City, New York Regional Office of the American Arbitration Association (the "AAA") to be resolved by binding arbitration in accordance with the arbitration rules of the AAA. The place of arbitration shall be in Garden City, New York. The arbitral tribunal shall be composed of three arbitrators, one of which shall be appointed by Parent within 10 business days of the Indemnification Termination Date, one of which shall be appointed by the Stockholder within 10 business days of the Indemnification Termination Date and one of which shall be appointed by the arbitrators appointed by Parent and the Stockholder within 15 business days of the Indemnification Termination Date. The arbitrators will be directed to resolve such dispute, disagreement or controversy as soon as practicable (and, in any event, within two months of the Indemnification Termination Date).

                                    ARTICLE X

                              RESTRICTIVE COVENANTS

            Section 10.1 Non-Competition. Neither the Stockholder nor any of his Affiliates shall, for a period of five years after the Effective Time, directly or indirectly, engage, anywhere in the United States, in any business, activity or enterprise which competes with any aspect of the Business or any aspect of the business conducted by Parent or any of its Subsidiaries as of the Effective Time.

            Section 10.2 Non-Solicitation of Employees. Neither the Stockholder nor any of his Affiliates shall, directly or indirectly, for himself or itself or on behalf of any other individual or entity, hire any employee of Parent or any of its Subsidiaries, including, without limitation, any employees of RBI, or induce nor attempt to induce any such employee to leave his or her employment with Parent or any of its Subsidiaries (including without limitation, RBI), , at any time within five years from the Effective Time.

            Section 10.3 Non-Solicitation or Interference with Customers and Suppliers. The Stockholder nor any of his Affiliates shall, directly or indirectly, for himself or itself or on behalf of any other individual or entity, solicit, divert, take away or attempt to take away any of Parent's or any of its Subsidiaries' (including without limitation, RBI's) customers or suppliers or the business or patronage of any such customers or suppliers or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between Parent or any of its Subsidiaries (including without limitation, RBI) and any of their respective customers or suppliers or other individuals or entities with whom they deal, or contact or enter into any business transaction with any such customers or suppliers or other individuals or entities for any purpose at any time within five years from the Effective Time.

            Section 10.4 Acknowledgments. The Stockholder acknowledges that, in view of the nature of RBI's business and the business objectives of Parent in acquiring RBI, and the consideration paid in the Merger to the Stockholder therefor, the restrictions contained in this Article X are reasonably necessary to protect the legitimate business interests of Parent and that any violation of such restrictions will result in irreparable injury to Parent and the business Parent has acquired hereunder for which damages will not be an adequate remedy. The Stockholder therefore acknowledges that, if any such restrictions are violated, Parent shall be entitled to preliminary and injunctive relief as well as to an equitable accounting of earnings, profits and other benefits arising from such violation.

                                   ARTICLE XI

                               GENERAL PROVISIONS

            Section 11.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Sub, RBI and Stockholder with respect to any of the terms contained herein.

            Section 11.2 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and RBI and Stockholder, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and
(iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

            Section 11.3 Investigations. The respective representations and warranties of Parent, RBI and Stockholder contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

            Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

(a) If to Parent or Sub, to:

         Henry Schein, Inc.
         135 Duryea Road
         Melville, New York 11747

         Attention: Mark E. Mlotek, Esq.

with a copy to:

         Proskauer Rose Goetz & Mendelsohn LLP
         1585 Broadway
         New York, New York 10036

         Attention: Robert A. Cantone, Esq.

(b) if to RBI, to:

         Roane-Barker, Inc.

         c/o Ralph L. Falls, Jr.
         1103 Cowper Drive
         Raleigh, North Carolina  27608

with a copy to:

         King & Spalding
         191 Peachtree Street
         Atlanta, Georgia  30303

         Attention: Robert W. Miller, Esq.

      Section 11.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Schedules, Exhibits or Articles mean a Section, Schedule, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits and Schedules hereto, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity or an unincorporated organization.

      Section 11.6 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder.

      Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

      Section 11.8 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

      Section 11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, each of Parent, Sub, RBI and the Stockholder has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                   HENRY SCHEIN, INC.


                                   By:
                                      ------------------------------
                                        Name:
                                        Title:


                                   HS ACQUISITION, INC.

                                   By:
                                      ------------------------------
                                        Name:
                                        Title:


                                   ROANE-BARKER, INC.

                                   By:
                                      ------------------------------
                                        Name:
                                        Title:


                                   ---------------------------------
                                   Ralph L. Falls, Jr.

                               HENRY SCHEIN, INC.
                                 135 Duryea Road
                            Melville, New York 11747

                                                    June 24, 1997

Ralph L. Falls, Jr.
Roane-Barker, Inc.
516 N. West Street
Raleigh, North Carolina  27611

Gentlemen:

      Reference is made to the Agreement and Plan of Merger among Roane-Barker, Inc., Ralph L. Falls, Jr., Henry Schein, Inc. and HS Acquisition, Inc. dated May 23, 1997 (the "Agreement"). This is to advise you that Henry Schein, Inc. and HS Acquisition, Inc. agree to amend Section 7(f) of the Merger Agreement to change the dollar amount therein from $3.3 million to $2.0 million.

         Very truly yours,

         HENRY SCHEIN, INC.

         HS ACQUISITION, INC.


         By:
            ------------------------------
            Mark E. Mlotek

AGREED:

ROANE-BARKER, INC.

By:
   -------------------------------
         Ralph L. Falls


   -------------------------------
              Ralph L. Falls

                    Amendment to Agreement and Plan of Merger

            WHEREAS, Henry Schein, Inc., a Delaware corporation ("Parent"), HS Acquisition, Inc., a South Carolina corporation and wholly-owned subsidiary of Parent ("Sub"), Roane-Barker, Inc., a South Carolina corporation ("RBI"), and Ralph L. Falls, Jr., the sole stockholder of RBI (the "Stockholder") are parties to an Agreement and Plan of Merger, dated as of May 23, 1997, as amended June 24, 1997, among Parent, Sub, RBI and the Stockholder (the "Agreement") ; and

            WHEREAS, certain conditions to the obligations of the parties to the Agreement have not yet been satisfied, including without limitation, the completion of documentation with respect to the transfer and leaseback of the Raleigh property, and the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; and

            WHEREAS, in recognition that satisfaction of such conditions may not occur prior to June 30, 1997 which is a date providing each party a right to terminate the Agreement (subject to certain conditions) if the Merger shall have not been consummated by such date, the parties to the Agreement wish to extend such date to August 11, 1997; and

            WHEREAS, the parties to the Agreement agree that in consideration of extending such date of the Closing, certain other amendments to the Agreement are necessary in order to account for the possible delay of the Closing to such later date and they also agree that such amendments (except for the amendment in paragraph 1 below) shall be effective only if the Merger shall not have been consummated on or prior to June 30, 1997.

            NOW THEREFORE, in furtherance of the foregoing, the parties to this Amendment agree to amend the Agreement pursuant to Section 11.1 thereof as follows:

            XII Clause (y) of Section 2.1(a) of the Agreement is amended by deleting the reference to "28.268" therein and replacing it in its entirety by "32.112".

            XIII Clause (ii) of Section 2.3 of the Agreement is amended by adding "the lesser of (x) the closing price for Parent Common Stock on NASDAQ on the date on which the condition set forth in Section 7.1(a) hereof is satisfied and (y)" at the beginning of such clause.

            XIV Clause (ii) of Section 3.8 of the Agreement is amended by adding "until the date on which the condition set forth in
                  Section 7.1(a) hereof is satisfied" at the beginning of such clause.

            XV Paragraph (b) of Section 8.1 of the Agreement is amended by deleting the reference to "June 30, 1997" therein and replacing it in its entirety by "August 11, 1997".

            XVI Section 8.2 of the Agreement is amended by adding the following paragraph at the end thereof: "Notwithstanding the foregoing sentence, if (i) RBI shall have properly terminated this Agreement pursuant to Section 8.1(b) hereof prior to August 15, 1997, (ii) there has not been a breach in any material respect of any representations or warranties of RBI or the Stockholder set forth in this Agreement, (iii) there has not been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of RBI or the Stockholder, (iv) all of the conditions to the obligations of Parent and Sub to effect the Merger shall have been satisfied on or prior to August 4, 1997 (unless the failure of such conditions to be so satisfied shall have been caused by the action or failure to act on the part of Parent or Sub, which action or failure to act constitutes a material breach of Section 6.3 of this Agreement), and (v) the Merger shall in fact not have been consummated before August 11, 1997 and the failure to consummate the Merger by such date shall have been caused solely by the action or failure to act on the part of Parent or Sub, which action or failure to act constitutes a material breach of Section 6.3 of this Agreement, then and only then in the case of the satisfaction of all of the conditions set forth in clauses (i) through (v) above, Parent shall pay to RBI as liquidated damages and not as a penalty, three million dollars ($3,000,000) (the "Liquidated Damages Amount"). Such Liquidated Damages Amount shall be delivered to a mutually agreed upon entity as escrow agent pursuant to an escrow agreement in a form and substance reasonably satisfactory to Parent, RBI and the escrow agent at a date no later than June 30, 1997 (the "Escrow Agreement"), and shall be paid to RBI only if payable to RBI pursuant to the preceding sentence or shall be returned to Parent, in each case, in accordance with the terms and conditions of the Escrow Agreement. In the event Parent shall have paid the Liquidated Damages

                  Amount as provided herein, Parent and Sub shall have no further liability of any kind whatsoever to RBI or the Stockholder for damages or any other relief available at law or in equity under this Agreement and applicable law (including any liability of Parent or Sub for any breach of this Agreement)."

            The foregoing amendments to the Agreement (except the amendment set forth in paragraph 1 above) shall be effective if and only if the Merger shall not have been consummated on or prior to June 30, 1997. If the Merger shall have been consummated on or prior to such date, then all of the foregoing amendments (except the amendment set forth in paragraph 1 above) shall be null and void.

            Terms used but not otherwise defined herein shall have their meaning set forth in the Agreement.

            IN WITNESS WHEREOF, the parties to the Agreement have executed this Amendment to the Agreement effective as of June 25, 1997.

                                        HENRY SCHEIN, INC.


                                        By:
                                           ----------------------------------
                                           Name:
                                           Title:

                                        HS ACQUISITION, INC.


                                        By:
                                           ----------------------------------
                                           Name:
                                           Title:

                                        ROANE-BARKER, INC.


                                        By:
                                           ----------------------------------
                                           Name:
                                           Title:


                                           ----------------------------------
                                           Ralph L. Falls, Jr.